UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Mac-Gray Corporation

(Name of Registrant as Specified In Its Charter)

Moab Partners, L.P. a Delaware limited partnership

Moab Capital Partners, LLC, a Delaware limited liability company

Michael M. Rothenberg

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 13, 2013, Moab Capital Partners, LLC, on behalf of Moab Partners, L.P. (collectively, “Moab”), a shareholder of Mac-Gray Corporation (the “Company”), issued the following press release responding to certain statements of the Company in recent reports and press releases issued by the Company and urging Mac-Gray stockholders to vote for the election of Moab’s nominees to the Company’s Board of Directors at the 2013 annual meeting of stockholders. References to specific “slides” mean those slides of the PowerPoint presentation used in Moab’s conference call with ISS on May 9, 2013 and filed with the SEC on Schedule 14A on May 10, 2013.

Press Release

Moab Capital Partners Responds to Assertions Made by Mac-Gray in its Presentation

Dear Fellow Shareholders:

On May 9, 2013 Mac-Gray Corporation (NYSE: TUC) filed a presentation in which it made several assertions that Moab regards as not only misleading but also as dodging the key issues that are relevant to this proxy fight. We believe shareholders should note the following:

Slide 5

Mac Gray highlights “improved profitability” in 2012

•

Doesn’t Ben Bernanke deserve some credit here? The Federal Reserve’s low interest rate policy helped Mac-Gray to reduce its interest burden which has helped the company offset operating profitability declines. In 2012 gross profit declined 4.5% and Adjusted EBITDA (excluding one-time litigation expenses) declined 1.6%. This is hardly something to brag about.

•	Moreover, if company guidance is achieved in 2013, Adjusted EBITDA will still be lower than the level Mac-Gray achieved in 2009.

“Company’s Board has Eliminated Shareholder Rights Plan; Recommended By-law Amendment to Adopt Majority Voting Standard.”

•

This Board has finally been reactive to shareholder pressure. It was only after the threat of our proxy contest that the Board decided to reduce the threshold needed to amend By-laws and to rescind the poison pill. Shareholders should remember that this is the same Board and incumbent directors that ignored shareholder approved proposals for three years, resulting in a governance score of ZERO by Institutional Shareholder Services (“ISS”) last year. We question why Mac-Gray has still not implemented the shareholder approved proposal to declassify the Board. Last year, ISS noted the following:

“This is the third time in two years that the Company has failed to respond to a shareholder proposal and the second consecutive year in which it has ignored a successful proposal to declassify the Board…The Board’s failure to take action demonstrates a lack of responsiveness to shareholder concerns. The Board appears to suffer from a chronic delusion that it has primacy in the shareholder-director principal-agent relationship.” [emphasis added]

Slides 7-10:

Mac-Gray asserts that EBITDA margins for acquisitions improve post-acquisition.

•

Mac-Gray is cherry-picking acquired markets and cherry-picking the time frame of 2008 – 2009. What about today? Gross Profit and EBITDA margins have declined several years in a row and their latest twelve month figures demonstrate that operating margins are the lowest they’ve been in over five years!

Slide 11

“Approximately $15 million in revenue lost per year from 2009-2011 due to the recession.”

•

On March 5, 2009, Mac-Gray’s CEO stated the following: “We expect that as markets eventually normalize, the revenue, which has been lost due to apartment vacancy increases will return to Mac-Gray with no additional cost outside of the revenue sharing portion of our contracts. Again, our estimate of that amount is currently a minimum of $5 million annually going forward.” Now Mac-Gray is saying that it lost $15 million in annual revenue. How can the amount of revenue lost have increased threefold while the economy was rebounding and vacancy rates were declining? What should shareholders believe?

•

If the recession has ended, if Mac-Gray has been raising prices over the last few years and if vacancy rates are at 10 year lows today then why did first quarter 2013 revenue decline by 3.1% year over year?

•

Why won’t management be up-front with shareholders and admit that it is losing market share to the competition? We believe they are making excuses, like their recent claim that laundry has become a “consumer discretionary purchase”, in a desperate effort to preserve their jobs and the jobs of long-standing directors who don’t seem willing to hold them accountable. Is that what you want?

•	Do you see more people walking around in dirty clothes?

Slide 13

“Technology Investments Designed to Increase Equipment Usage and Reduce Turnover”

•

As it has done for several years, Mac-Gray is again touting the potential impact of its Change Point payment and LaundryView systems. Considering that the Company’s Adjusted EBITDA margin is the lowest it has been in more than five years, it is clear that these investments have done nothing to make the business run more efficiently.

•

If these “innovations” have differentiated Mac-Gray from the competition, why do Mac-Gray’s Adjusted EBITDA margins trail that of its competitors—Coinmach’s by over 1000 basis points and WASH Multi-Family Laundry System’s by over 500 basis points?

Slide 19

On slide 19, Mac-Gray presents a chart of their stock price performance with arbitrary start and end points to demonstrate that their stock has delivered shareholder return consistent with the major equity indices. Who really believes Mac-Gray has delivered adequate shareholder return? The stock trades roughly $2 per share higher than its 1997 IPO price of $11! Also, Mac-Gray arbitrarily ends their graph in December 2012, deceiving shareholders by completely ignoring the run-up in the broader markets this year. In reality, over the last one year period (ending May 10, 2013), Mac-Gray’s Total Shareholder Return (“TSR”) has been negative 2.4% compared to a positive TSR of 25.2% for the Russell 2000 Index. Furthermore, Mac-Gray’s share price of $13.08 is 25% lower than the $17.50/share offer that the incumbent nominees rejected in October 2011. Shareholders should remember that Mac-Gray’s board unanimously rejected KP Capital’s premium offer by asserting: “The Board believes that the Company can best maximize long-term shareholder value by continuing to aggressively implement the strategic, operational and financial initiatives currently under way as well as those specific initiatives contemplated in the updated business plan.” Mac-Gray’s plan has definitely failed to maximize shareholder value. How long do shareholders have to wait to see the benefit of the plan? If the Management’s plan has failed to create value when vacancy rates are at the lowest level in over a decade, can we really expect the same strategy to yield a different result going forward?

Slide 20

“Mac-Gray Delivered a Strong and Stable Performance in the First Quarter of 2013”

Revenue, gross profit and Adjusted EBITDA all declined in the first quarter 2013 as did profitability margins. At the current run-rate, all operating metrics are likely to be worse than what the Company achieved in 2012. Wouldn’t you say “Strong” and “Stable” are a little optimistic?

Slide 21

“Executive Compensation is Aligned with Stockholders’ Interest”

Since the Company’s 1997 IPO, CEO Stewart G. MacDonald Jr.’s annual compensation has increased eightfold and the sharpest rise in his compensation began in 2004 when nominee Mr. Bryan was placed on the Board and on the compensation committee. Furthermore, revenue and EBITDA targets for key employees, including the CEO, are set so low that bonuses are paid even when these metrics decline. The Compensation Committee – whose members include both of the company’s incumbent nominees—must be held accountable for setting these low performance targets that reward declines with bonuses.

Slide 27

“Moab’s Co-Founder Admits He Cannot Disclaim Potential Conflicts of Interest”

Mac-Gray is criticizing standard legal disclaimers? Moab has absolutely no conflicts of interest. If elected Moab has agreed to vote its shares going forward with whatever the majority of shareholders chooses to pursue. Moab has absolutely no plans or proposals with respect to whatever Mac-Gray is addressing. If we prevail in this contest our nominees will be still be a minority on the Board.

Furthermore Mr. Rothenberg and Mr. Hyman have a plan for Mac-Gray, laid out at the end of this letter, focused on optimizing profitability and corporate governance. Our plan is not to consider selling the business. We firmly believe margins and valuation can be improved and only then would we consider any strategic alternatives.

A VOTE FOR HYMAN AND ROTHENBERG IS A VOTE FOR LONG OVERDUE CHANGE

As a long-term shareholder our only objective is to maximize value for ALL shareholders of Mac-Gray. We own 9.2% of Mac-Gray, and the Board today collectively owns less than 1% of the company. We strongly encourage you to voice your concern with the Company’s dismal shareholder returns, deteriorating financial performance, failure to capitalize on improved vacancy rates, and poor corporate governance practices by electing Mr. James E. Hyman and Mr. Michael M. Rothenberg to serve on your Board.

Messrs. Hyman and Rothenberg, if elected, have a credible plan to maximize shareholder returns. This plan includes:

•	Conduct a thorough operational review to understand why profit margins have fallen and why they lag those exhibited by others in the industry

•	Consider the viability of each operating market with a buy/divest/harvest mindset

•	Evaluate the effectiveness of key executives and their incentives

•	Evaluate numerous ancillary business opportunities pursued by peers

•	Increase dividends

•	Implement a share repurchase program

•	Declassify the Board

•	Allow stockholders to call special meetings

•	Objectively consider any proposals to acquire the Company at premium valuations

James E. Hyman (age 53): For the past 20 years Mr. Hyman has served as a high level executive, leading businesses in multi-location service businesses across a variety of industries. The bulk of his experience in this time period has been leading service business in mature industries that have lagged competitors for an extended period of time. From 2005 through its sale in 2010, Mr. Hyman led a successful turnaround at Cornell Companies, Inc. where he was Chairman, President and CEO. Today he is President and CEO of TestAmerica, the nation’s largest provider of environmental testing services, a business he joined in 2011 that has restructured under his leadership. At TestAmerica, Mr. Hyman has lead the company’s efforts to reduce corporate overhead, refocus the operations on client service, and increase operating density for leverage and increased asset utilization.

Michael M. Rothenberg (age 39): Mr. Rothenberg is the General Partner of Moab Partners, LP, a value oriented investment firm he founded 7 years ago. Moab Partners 9.2% position in Mac-Gray is one of its largest positions. Mr. Rothenberg believes his extensive experience with business valuation would benefit this Board which has a history of over-paying for acquisitions. Furthermore, over his career, Mr. Rothenberg has represented creditor classes in numerous bankruptcies and restructurings including Solutia, Muzak, iPCS and Grupo Iusacell.

Please disregard and discard the Company’s White proxy card.

Please sign, date and return the BLUE proxy card TODAY by mailing it in the enclosed pre-addressed, stamped envelope, or follow the instructions on the enclosed BLUE proxy card to vote by Internet or telephone.

YOUR VOTE IS IMPORTANT. No matter how many shares you may own, we encourage you to make your shares count by making an informed vote. If you have any questions or need any assistance voting your shares, please contact Alliance Advisors, which is assisting Moab in this matter, toll-free at (888) 991-1298.

Thank you for your support.

Sincerely,

Michael M. Rothenberg

Managing Member

Moab Capital Partners, LLC

212-981-2647

mr@moabpartners.com

Important Additional Information

Moab currently intends to file a definitive proxy statement for the annual shareholders’ meeting (the “Proxy Statement”) soliciting votes for Moab’s nominees to the Company’s Board of Directors. Moab is not asking you at this time to vote on its slate of directors. Once Moab’s Proxy Statement becomes available, Moab strongly advises shareholders to carefully read that Proxy Statement because it will contain important information. Information concerning Moab and any other persons deemed participants in Moab’s solicitation or proxies from shareholders in connection with the annual meeting will also be available in Moab’s Proxy Statement. Once Moab’s Proxy Statement becomes available, shareholders will be able to obtain, free of charge, copies of that statement and any other documents Moab files with or furnishes to the Securities and Exchange Commission (“SEC”) through the SEC’s website (http://www.sec.gov).

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